Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 8, 2004 (the “Effective Date”), between Centene Corporation, a Delaware corporation together with its successors and assigns permitted under this Agreement (“Employer”), and Michael F. Neidorff (the “Executive”).

1. Term.

(a) Subject to earlier termination as provided herein, Employer hereby agrees to employ and continue in its employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of Employer, for the period commencing on the Effective Date and ending on the tenth (10th) anniversary of the Effective Date. The term of the Executive’s employment as provided in this Section 1 shall be hereinafter referred to as the “Term.” If the Executive remains employed by Employer beyond the expiration of the Term, he shall be an employee at-will; except that any provisions identified as surviving shall continue. Anything in this Agreement to the contrary notwithstanding if there is a Change in Control of Employer (defined in Section 6(a) below) within the six (6)-month period immediately preceding the expiration of the Term, then unless specifically waived by the Executive in writing, the Executive shall be deemed to have terminated the Executive’s employment for Good Reason within the meaning of Section 4(c)(8)(effective upon the date the Executive gives notice of termination), the provisions of Section 5(d) shall apply to such termination, and the Section 5(d) payments and benefits shall be calculated using the date of the Change in Control of Employer as the Date of Termination, and if a notice is issued by the Executive under Section 4(c) within the last six (6) months of the Term, then expiration of the Term shall not affect the Executive’s right to subsequently terminate employment for Good Reason (provided that such termination must occur within thirty (30) days after the expiration of the Term), and the Section 5(d) payments and benefits shall be calculated using the date notice is initially given as the Date of Termination.

2. Duties.

(a) Executive’s Positions and Titles. The Executive’s positions and titles shall continue to be President and Chief Executive Officer of Employer. The Executive shall continue to be a member of, and Chairman of, Employer’s Board of Directors (the “Board”).

(b) Executive’s Duties. Executive shall report directly to the Board. As Chief Executive Officer of Employer, Executive shall have active and general supervision and management over the business and affairs of Employer and shall have full power and authority to act for all purposes for and in the name of Employer in all matters except where action of the Board is required by law, the By-laws of Employer, or resolutions of the Board. No other person shall have reporting rights, or actual or de facto responsibilities or authority, that are comparable or superior to those of the Executive hereunder, or that would in any way undermine or diminish the reporting right, authority and responsibilities of the Executive.

(c) Business Time. The Executive agrees to devote substantially all of his business time to the business and affairs of Employer and to use his best reasonable efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder, subject to periods of vacation and sick leave to which he is entitled. Notwithstanding the foregoing, Executive may serve on trade, civic or charitable boards or committees and manage his personal investments and affairs to the extent such activities do not materially interfere with the performance of his duties and responsibilities hereunder. The Executive may also serve on corporate boards of directors of corporations which do not compete, as described in Section 11(c), with Employer to the extent such activities do not materially interfere with the performance of his duties and responsibilities hereunder.

3. Compensation and Benefits.

(a) Base Salary. During the Term, the Executive shall receive a base salary (“Base Salary”), paid in accordance with the normal payroll practices of Employer, at an annual rate of $650,000. The Base Salary shall be reviewed by the Board from time to time in accordance with Employer’s policies and practices, but no less frequently than once annually and may be increased, based on Executive’s performance but not decreased without the Executive’s written consent, at any time and from time to time by action of the Board.

(b) Annual Bonus Programs. In addition to the Base Salary, the Executive shall be eligible to participate throughout the Term in such annual bonus plans and programs (“Annual Bonus Programs”), as may be in effect from time to time in accordance with Employer’s compensation practices and the terms and provisions of any such plans or programs. If the Executive achieves his target performance goals, as determined by the Compensation Committee of the Board (the “Compensation Committee”) on an annual basis, the Executive shall have a target annual bonus under such Annual Bonus Programs equal to one hundred twenty five percent (125%) of Base Salary (“Target Bonus”), and a maximum annual bonus equal to not less than two hundred percent (200%) of Base Salary. The Executive’s participation in such Annual Bonus Programs shall be consistent with the historical bonus practice of Employer and subject to compliance with the Compensation Committee’s policy regarding compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Special RSU Grants. In recognition of the Executive’s significant contribution to the success of Employer, his agreement to remain employed by Employer until the tenth (10th) anniversary of the Effective Date and his agreement to the terms of Section 11, the Executive shall be awarded two awards of restricted stock units of Employer (“Special RSU Grants”), payable only in shares of Employer’s stock. An award of 300,000 restricted stock units of Employer shall be granted as of the Effective Date and shall vest 100% on the fifth (5th) anniversary of the Effective Date in accordance with the form of restricted stock unit award attached hereto as Exhibit A (the “First Special RSU Grant”). An award of 200,000 restricted stock units of Employer shall be granted as of the Effective Date and shall vest 20% on each of the sixth (6th), seventh (7th), eighth (8th), ninth (9th) and tenth (10th) anniversaries of the Effective Date in accordance with the form of restricted stock unit award attached hereto as Exhibit B (the “Second Special RSU Grant”). Notwithstanding the foregoing, the Board may in its sole discretion accelerate the vesting of all or a portion of the Special RSU Grants if the Executive achieves preestablished performance goals and such accelerated vesting does not result in immediate taxation to the Executive under Code Section 409A. To the extent the Special RSU Grants vest, and except as otherwise provided in this

Agreement or in Exhibit A or B, the stock relating thereto shall be distributed on the later of (i) the January 15 following the year in which the Executive’s employment terminates, or (ii) the date which is six (6) months after the date of the Executive’s “separation from service,” as such term is defined in regulations or other guidance issued under Code Section 409A.

(d) Other Long Term Incentive Programs. In addition to the Special RSU Grants described above, Executive may, in the sole discretion of the Board, be eligible to participate throughout the Term in such long term bonus plans and programs including, without limitation, stock option, restricted stock unit, performance stock unit and other similar programs (“Long Term Bonus Programs”), as may be in effect from time to time in accordance with Employer’s compensation practices and the terms and provisions of any such plans or programs.

(e) Employee Benefits. During the Term, the Executive and/or the Executive’s dependents, as the case may be, shall participate in all employee and executive retirement, medical, dental, vision, disability, group and/or executive life, accidental death and travel accident insurance, and all similar benefit plans and programs of Employer, subject to the terms and conditions thereof, as in effect from time to time with respect generally to senior executives employed by Employer. Further, Employer shall provide the Executive with disability insurance coverage that, together with its general disability policy, provides an aggregate annual long-term disability benefit equal to sixty percent (60%) of then-current Base Salary and with life insurance coverage that, together with its general life insurance policy, provides in the aggregate the Executive’s beneficiary(ies) with a death benefit of at least $5 million.

(f) Perquisites. During the Term, the Executive shall be entitled to participate in all employee and executive perquisite programs, including those in which he participates as of the Effective Date, as such are applicable to the Executive or generally applicable to senior executives of Employer.

(g) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by him in accordance with the policies and practices of Employer as in effect from time to time. Employer will pay all professional expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement.

(h) Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the policies and practices of Employer as in effect from time to time with respect to senior executives employed by Employer, but in no event shall such vacation time be less than four (4) weeks per calendar year.

4. Termination.

(a) Disability. Either the Executive or Employer may terminate the Executive’s employment, after having established the Executive’s Disability, by giving notice of his or its intention to terminate the Executive’s employment, and the Executive’s employment with Employer shall terminate effective on the ninetieth (90th) day after such notice (the “Disability Effective Date”). For purposes of this Agreement, the Executive’s “Disability” shall:

(i) Have the meaning ascribed to such term in Employer’s long-term disability insurance program, policy or contract as in effect from time to time for the benefit of employees of Employer; or

(ii) If (i) does not apply, have the meaning ascribed to such term in the Executive’s long-term disability insurance policy as described in Section 3(e) above; or

(iii) If neither (i) nor (ii) apply, exist if by reason of a physical or mental impairment, the Executive is unable to substantially perform his duties hereunder for a period of six (6) consecutive months.

(b) Cause.

(i) Employer may terminate the Executive’s employment for Cause, if “Cause” as defined below exists. For purposes of this Agreement, “Cause” means with, respect to the Executive, termination of the Executive’s employment because:

(1) The Executive has been convicted of (or pleads guilty or nolo contendere to) a felony involving theft or moral turpitude, other than Limited Vicarious Liability (defined in Section 4(b)(iii) below), which results in material economic harm to Employer; or

(2) The Executive has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties which results in material economic harm to Employer.

(ii) For purposes of determining whether conduct constitutes willful gross misconduct or whether neglect constitutes willful gross neglect, no act or omission on the Executive’s part shall be considered “willful” unless it is done by the Executive in bad faith and without reasonable belief that the Executive’s action was in the best interests of Employer.

(iii) “Limited Vicarious Liability” shall mean any liability which is (A) based on acts of Employer for which the Executive is responsible solely as a result of his office(s) with Employer and (B) provided that (1) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (2) he did not have a reasonable basis to believe that a law was being violated by such acts.

(iv) The foregoing notwithstanding, Employer may not terminate the Executive’s employment for Cause unless: (A) a determination that Cause exists is made and approved by three-quarters (3/4) of Employer’s Board, (B) the Executive is given at least 10 days’ prior written notice of the Board meeting called to make such determination, and (C) the Executive and his legal counsel are given the opportunity to address such meeting prior to a vote of the Board.

(c) Good Reason.

(i) The Executive may terminate the Executive’s employment at any time for Good Reason. For purposes of this Agreement, “Good Reason” means any of the following actions by the Employer without the Executive’s written consent:

(1) Reduction by Employer of the Executive’s Base Salary or Target Bonus;

(2) Failure by Employer (or its shareholders) to reelect the Executive as all of director, Chairman of the Board (unless the Board elects a Non-Executive Chairman but Executive continues to serve as a director), President and Chief Executive Officer of Employer;

(3) A material diminution in the Executive’s duties or responsibilities or the assignment to him of any duty or responsibility inconsistent with the Executive’s position and status as President and Chief Executive Officer;

(4) A change in the Executive’s reporting relationship such that he no longer reports directly to Board;

(5) The Executive being required to relocate to a principal place of employment more than 35 miles from St. Louis, Missouri;

(6) Failure of Employer to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of Employer to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction;

(7) Any purported termination by Employer of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(8) Any termination by the Executive during the one (1)-month period beginning on the six (6)-month anniversary of a Change in Control of Employer (as defined in Section 6(a)); provided, however, that if a Change in Control of Employer occurs during the six (6)-month period immediately preceding the expiration of the Term, then unless the Executive specifically waives this right in writing, the Executive will be deemed to have terminated Executive’s employment for Good Reason as of the date notice of termination is given, and the Section 5(d) payments and benefits shall be calculated using the date of the Change in Control of Employer as the date of Termination; or

(9) Any breach of this Agreement by Employer.

(ii) A termination for Good Reason shall not take effect unless the provisions of this subclause (ii) are satisfied (except to the extent the provisions in Section 4(c)(8) above apply in the case of a Change in Control of Employer during the six (6)-month period immediately preceding the expiration of the Term). The Executive shall give Employer written notice of his intention to terminate his employment for Good Reason, such notice: (A) to state in reasonable detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and (B) to be given within ninety (90) days of the Executive’s learning of such act or acts or failure or failures to act. Employer shall have ten (10) calendar days after the date that such written notice has been given by the Executive in which to cure such conduct. If Employer fails to cure such conduct, the Executive shall be deemed to have terminated his employment for Good Reason.

(d) Termination by Executive Without Good Reason. The Executive may, at any time without Good Reason, by at least thirty (30) days’ prior notice, voluntarily terminate this Agreement without liability. The Executive’s voluntary termination is not a breach of this Agreement.

(e) Notice of Termination. Any termination of the Executive’s employment by Employer for Disability or for or without Cause or by the Executive for Disability or for or without Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 16(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specifies the Date of Termination (defined below).

(f) Date of Termination. “Date of Termination” means (except to the extent otherwise provided for in this Agreement) the date of actual receipt of the Notice of Termination or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination), or the date of the Executive’s death, as the case may be; provided that (i) if the Executive’s employment is terminated by Employer for any reason other than Cause or Disability, the Date of Termination is the date on which Employer notifies the Executive of such termination; (ii) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; and (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination is the date thirty (30) days after the giving of the Notice of Termination, unless the parties otherwise agree in writing.

5. Obligations of Employer upon Termination. The Executive’s entitlements upon termination of employment are set forth below. Except to the extent otherwise provided in this Agreement, all benefits, including, without limitation, stock option grants, restricted stock units and awards under the Long Term Bonus Programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. For purposes of this Section 5, the term “Accrued Obligations” shall mean, as of the Date of Termination, (i) the Executive’s Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation and other compensation or benefits vested and accrued (and not forfeited hereunder) by the Executive as of the Date of Termination to the extent not theretofore paid and (iii) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid. For purposes of determining an Accrued Obligation under this Section 5, amounts shall be deemed to accrue ratably over the period during which they are earned (and not forfeited hereunder), but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy. Upon any termination of the Executive’s employment after his sixty-fifth (65th) birthday (other than a termination by Employer for Cause), the Executive shall be entitled to receive (1) provision at Employer’s expense of lifetime paid medical insurance coverage for the Executive and Executive’s spouse and eligible dependents equivalent to that coverage provided to active senior executives of the Employer (or, if no such coverage exists, then the coverage that is substantially similar to that in effect for the Executive and such spouse and dependents as of the Date of Termination) and (2) provision, for the rest of the Executive’s life, at Employer’s expense, of life insurance coverage on the Executive’s life that provides in the aggregate the Executive’s beneficiary(ies) with a death benefit of at least $5 million.

(a) Death. If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations by Employer to the Executive’s legal representatives under this Agreement, except as set forth in this Section 5(a) or as contained in an applicable Employer plan or program which takes effect at the date of his death, but in no event shall Employer’s obligations be less than those provided by this Agreement.

(i) From and after the Date of Termination, the Executive’s surviving spouse, other named beneficiaries or other legal representatives, as the case may be, shall be entitled to receive those benefits payable to them under the provisions of any applicable Employer plan or program and as provided for under Section 3(e), above, including, without limitation, any benefits commencing immediately upon the Executive’s death;

(ii) On the Date of Termination, all options to purchase stock of Employer and all other long-term incentive or equity awards theretofore granted to the Executive and not exercised by the Executive shall fully and immediately vest and any such stock options shall be exercisable in accordance with the terms of the applicable stock option plans and agreements between Employer and the Executive;

(iii) On the Date of Termination, the Special RSU Grants will fully and immediately vest. If the Executive’s death occurs prior to his 65th birthday, the shares relating to such grants shall be distributed ratably in monthly installments over the period between the Executive’s death and when he would have attained age sixty-five (65). If the Executive’s death occurs on or after his sixty-fifth (65th) birthday, the shares relating to such grants shall be distributed on the January 15 following the year in which the Executive’s employment terminates. Notwithstanding anything in the foregoing to the contrary, such distribution(s) will take place only when doing so will not result in adverse tax consequences under Code Section 409A (but in no event later than July 1 following the year in which Executive’s employment terminates);

(iv) Promptly following the Date of Termination, Employer shall pay the Executive’s legal representatives a lump sum in cash equal to the Accrued Obligations not theretofore paid;

(v) Payment of the annual bonus for the year in which the Date of Termination occurs when bonuses are paid to then-current executives of Employer, payable based upon actual performance and prorated based upon a fraction, the numerator of which is the number of full and partial months which elapse between the first date of the fiscal year to which such bonus relates and the Date of Termination, and the denominator of which is 12; and

(vi) Provision at Employer’s expense of lifetime paid medical insurance coverage for Executive’s spouse and eligible dependents equivalent to that coverage provided to active senior executives of the Employer (or, if no such coverage exists, then the coverage that is substantially similar to that in effect for the Executive and such spouse and dependents as of the Date of Termination).

(b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Executive (or, in the event of the Executive’s incapacity, Executive’s legal representatives) shall be entitled to receive after the Disability Effective Date:

(i) Disability benefits as provided in Section 3(e);

(ii) On the Date of Termination, all options to purchase stock of Employer and other long-term incentive or equity awards theretofore granted to the Executive and not exercised by the Executive shall fully and immediately vest and any such stock options shall be exercisable in accordance with the terms of the applicable stock option plans and agreements between Employer and the Executive;

(iii) On the Date of Termination, the Special RSU Grants will fully and immediately vest, and the shares relating to such grants shall be distributed on the January 15 following the year in which the Executive’s employment terminates; provided that such distribution will take place only when doing so will not result in adverse tax consequences under Code Section 409A (but in no event later than July 1 following the year in which Executive’s employment terminates);

(iv) Promptly following the Date of Termination, Employer shall pay the Executive (or, in the event of the Executive’s incapacity, Executive’s legal representatives) a lump sum in cash equal to the Accrued Obligations not theretofore paid;

(v) Payment of the annual bonus for the year in which the Date of Termination occurs when bonuses are paid to then-current executives of Employer, payable based upon actual performance and prorated based upon a fraction, the numerator of which is the number of full and partial months which elapse between the first date of the fiscal year to which such bonus relates and the Date of Termination, and the denominator of which is 12; and

(vi) Provision at Employer’s expense of lifetime paid medical insurance coverage for Executive and Executive’s spouse and eligible dependents equivalent to that coverage provided to active senior executives of the Employer (or, if no such coverage exists, then the coverage that is substantially similar to that in effect for the Executive and such spouse and dependents as of the Date of Termination); and

(vii) Provision, for the rest of Executive’s life, and at Employer’s expense, of life insurance coverage on Executive’s life that provides in the aggregate the Executive’s beneficiary(ies) with a death benefit of at least $5 million.

(c) Cause/Other Than for Good Reason. If the Executive’s employment is terminated for Cause by Employer or if the Executive terminates the Executive’s employment without Good Reason, Employer shall pay the Executive the Accrued Obligations not therefore paid. All unexercised stock options and all unpaid restricted stock units and other equity incentive compensation awards theretofore granted to the Executive shall be exercisable or forfeited, as the case may be, in accordance with the applicable agreement or award between Employer and the Executive. If such termination occurs prior to the fifth (5th) anniversary of the Effective Date, the First Special RSU Grant and the Second Special RSU Grant shall be forfeited in their entirety. If such termination occurs after the fifth (5th) anniversary of the Effective Date and prior to the tenth (10th) anniversary of the Effective Date, only the unvested portion of the Second Special RSU Grant shall be forfeited.

(d) Other Than for Cause, Death or Disability; Good Reason. If Employer terminates the Executive’s employment other than for Cause, Death or Disability or the Executive terminates the Executive’s employment for Good Reason:

(i) Employer shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (A) the maximum amount the Executive could have earned as a Target Bonus for the year of termination if all goals and targets for payment were achieved, prorated based upon a fraction, the numerator of which is the number of full and partial months which elapse between the first date of the fiscal year to which such bonus relates and the Date of Termination, and the denominator of which is 12, and (B) Executive’s Accrued Obligations not theretofore paid; provided, however, that to the extent delay in payments called for by this Section 5(d)(i)(A) is determined to be necessary to prevent the application of and/or adverse tax consequences under Code Section 409A, then such payment shall not be made until the date which is six (6) months after the date of the Executive’s “separation from service” as that term is defined in regulations or other guidance issued under Code Section 409A;

(ii) Executive shall be entitled to receive the product of (A) three (3) times (B) the sum of his (I) then-current Base Salary plus (II) the maximum amount the Executive could have earned as a Target Bonus for the year of termination if all goals and targets for payment were achieved (the “Severance Amount”), payable in cash in substantially equal installments pursuant to Employer’s payroll practices as in effect from time to time over 36 months if the Date of Termination is on or before the seventh (7th) anniversary of the Effective Date. If the Date of Termination is after the seventh (7th) anniversary of the Effective Date, the Severance Amount shall be multiplied by a fraction, the numerator of which is the number of full and fractional months remaining in the Term (but not less than six (6)), and the denominator of which is 36. The amount determined in the preceding sentence shall be payable in cash in substantially equal installments pursuant to Employer’s payroll practices as in effect from time to time over the remainder of the Term; provided, however, that to the extent delay in payments under this Section 5(d)(ii) is determined to be necessary to prevent the application of and/or adverse tax consequences under Code Section 409A, then such payments shall not commence until the date which is six (6) months after the date of the Executive’s “separation from service” as that term is defined in regulations or other guidance issued under Code Section 409A;

(iii) On the Date of Termination, all options to purchase stock of Employer and other long-term incentive or equity awards (except as set forth in clause (iv) below) theretofore granted to the Executive and not exercised by the Executive shall vest (or not vest) and any such stock options shall be exercisable in accordance with the terms of the applicable stock option plans and agreements between Employer and the Executive;

(iv) On the Date of Termination, five-sixths (5/6th) of the First Special RSU Grant will immediately vest and become nonforfeitable (if not previously vested and nonforfeitable), and the remaining portions of the First and Second Special RSU Grants will immediately vest and become nonforfeitable if, as of the Date of Termination, the average earnings per share for the immediately preceding two (2) completed fiscal years of Employer was at least $1.60 (on a split-adjusted basis); and

(v) Provision at Employer’s expense of lifetime paid medical insurance coverage for Executive and Executive’s spouse and eligible dependents equivalent to that coverage provided to active senior executives of the Employer (or, if no such coverage exists, then the coverage that is substantially similar to that in effect for the Executive and such spouse and dependents as of the date of Termination); and

(vi) Provision, for the rest of Executive’s life, and at Employer’s expense, of life insurance coverage on Executive’s life that provides in the aggregate the Executive’s beneficiary(ies) with a death benefit of at least $5 million.

(e) Release. Any and all amounts payable and benefits or additional rights provided pursuant to Section 5(d) of this Agreement beyond Accrued Obligations shall only be payable if the Executive delivers to Employer, and Employer executes and delivers to the Executive, a general release of all claims of the Executive occurring up to the release date in the form of Exhibit C hereto (with such changes therein as may be necessary to make it valid and encompassing under applicable law) within twenty-one (21) days of presentation thereof by Employer to the Executive.

6. Change in Control.

(a) A “Change in Control of Employer” shall be deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur: (A) any Person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Executive, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of Employer representing forty percent (40%) or more of the combined voting power of Employer’s then outstanding securities; (B) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Employer’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or (C) the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation.

(b) Upon a Change in Control of Employer, the Special RSU Grants and all stock options and other long term incentive or equity awards theretofore granted to the Executive and not exercised by the Executive shall immediately vest in full.

(c) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to the Executive by Employer or any of its affiliates under this Agreement or any other plan, program or arrangement under which the Executive participates or is a party, other than amounts payable under this Section 6(c) (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment from Employer (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment (and any interest and penalties imposed with respect thereto), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments. All determinations required to be made under this Section 6(c), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to Employer and the Executive (the “Auditor”). The Auditor shall provide detailed supporting calculations to both Employer and the Executive within fifteen (15) business days of the receipt of notice from the Executive or Employer that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Auditor shall be paid by Employer. Any Gross-Up Payment, as determined pursuant to this Section 6(c), shall be paid by Employer to the Executive within five (5) days of the receipt of the Auditor’s determination. All determinations made by the Auditor shall be binding upon Employer and the Executive; provided that if, notwithstanding the Auditor’s initial determination, the Internal Revenue Service (or other applicable taxing authority) determines that an additional Excise Tax is due with respect to the Payments, then the Auditor shall recalculate the amount of the Gross-Up Payment based upon the determinations made by the Internal Revenue Service (or other applicable taxing authority) after taking into account any additional interest and penalties (the “Recalculated Amount”) and Employer shall pay to the Executive the excess of the Recalculated Amount over the Gross-Up Payment initially paid to the Executive within five (5) days of the receipt of the Auditor’s recalculation the Gross-Up Payment.

7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Employer and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreement with Employer or any of its affiliated companies. Except as otherwise provided herein, amounts and benefits which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, agreement or arrangement of Employer at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

8. No Set Off; No Mitigation. Except as provided herein, Employer’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Employer may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

9. Dispute Resolution. Except to the extent necessary to enforce the provisions of Section 11 of this Agreement in accordance with Section 11(i) by way of a temporary or preliminary injunction pending the result in arbitration, any disputes under this Agreement shall, at the election of the Executive or Employer, be settled by arbitration in St. Louis, Missouri in accordance with the Arbitration Rules of the American Arbitration Association for employment disputes, as modified herein, as determined by a panel of St. Louis arbitrators. Unless otherwise agreed, the arbitration shall be conducted within sixty (60) days of submission to arbitration and a decision shall be rendered within thirty (30) days of the conclusion of the arbitration hearing. Otherwise, any such dispute shall be resolved by a state or federal court sitting in St. Louis, Missouri. If the arbitrator or court hearing a dispute rules in favor of the Executive on any material issue in dispute, then Employer shall reimburse the Executive for all reasonable fees and costs incurred by the Executive in connection with such dispute.

10. Entire Agreement. The Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties with respect to the subject matter hereof, including the termination of the Executive’s employment during the Term and all amounts to which the Executive shall be entitled whether during the Term or thereafter. The Executive also acknowledges and agrees that the Executive’s right to continue to receive severance pay and other benefits pursuant to Section 5(d)(ii) of this Agreement (but not any other compensation or benefits including, without limitation, any incentive awards which shall be determined in accordance with the terms of the applicable plan or award, and not any amounts paid or benefits provided under Section 5(d)(ii) prior to the date of any breach of Section 11) is contingent upon the Executive’s compliance with the covenants set forth in Section 11 of this Agreement.

11. Executive’s Covenants.

(a) Confidential Information. As used in this Section 11, “Confidential Information” shall mean Employer’s trade secrets and other non-public proprietary information relating to Employer or the business of Employer, including information relating to financial statements, customer lists and identities, potential customers, customer contacts, employee skills and compensation, employee data, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins, financial, promotional, marketing, training or operational information, and other information developed or used by Employer all that is not known generally to the public or the industry and that gives Employer an advantage in the marketplace. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive.

(b) Non-Disclosure. Executive agrees that the Confidential Information is a valuable, special and unique asset of Employer’s business, that such Confidential Information is important to Employer and the effective operation of Employer’s business, and that during employment with Employer (including any employment following the Term) and at all times thereafter, Executive shall not, directly or indirectly, disclose to any competitor or other person or entity (other than current employees of Employer) any Confidential Information that Executive obtains while performing services for Employer, except as may be required in Executive’s reasonable judgment to fulfill his duties hereunder or to comply with any applicable legal obligation.

(c) Non-Solicitation; Non-Competition. During employment with Employer (including any employment following the Term) and the period of twelve (12) months immediately after the termination of the Executive’s employment with Employer for any cause whatsoever (“Restricted Period”), the Executive will not, either directly or indirectly, either for himself or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, prospective customers, business, vendors or suppliers of Employer. During the Restricted Period, the Executive shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, or be otherwise engaged or employed by any entity or enterprise that competes with Employer anywhere in the world where Employer conducts business, by developing, manufacturing or selling any product or service of a type, respectively, developed, manufactured or sold by Employer. Further, the Executive shall not, at any time during the Restricted Period, without the prior written consent of Employer, (i) directly or indirectly, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six (6) months an employee, representative, officer or director of Employer; or (ii) take any action to encourage or induce any employee, representative, officer or director of Employer to cease their relationship with Employer for any reason.

(d) Return of Employer Property and Records. The Executive agrees that upon termination of his employment, for any cause whatsoever, the Executive will surrender to Employer in good condition (reasonable wear and tear excepted) all property and equipment belonging to Employer and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of Employer, or concerning any Confidential Information or any operational, financial or other documents given to the Executive during his employment with Employer.

(e) Non-Disparagement; Cooperation. The Executive and Employer agree that that at all times neither party shall make any statement to third parties that denigrates, disparages or defames the goodwill or reputation of the other party (including, in the case of Employer, its senior officers and the Board of Directors). The obligations of Employer shall be limited to its senior executive officers, members of the Board of Directors and Human Resources employees. The Executive agrees that, following termination of his employment for any reason, he shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with Employer with regard to any matter or project in which the Executive was involved during his employment, including any litigation. Employer shall compensate the Executive for any lost wages or expenses associated with such cooperation and assistance.

(f) Assignment of Inventions. The Executive will promptly communicate and disclose in writing to Employer all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by him, or under which he acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of his employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of Employer or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of Employer. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of Employer. Any such Inventions disclosed to anyone by the Executive within one (1) year after the termination of employment for any cause whatsoever shall be deemed to have been made or conceived by the Executive during the Term. As to all such Inventions, the Executive will, upon request of Employer execute all documents which Employer deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which Employer deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(g) Enforcement. If any of the provisions or subparts of this Section 11 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions or subparts thereof shall nevertheless continue to be valid and enforceable according to their terms. Further, if any restriction contained in the provisions or subparts of this Section 11 is held to be overbroad or unreasonable as written, the parties agree that the applicable provision should be considered to be amended to reflect the maximum period, scope or geographical area deemed reasonable and enforceable by the court and enforced as amended.

(h) Survival. This Section 11 shall survive and continue in full force in accordance with their terms notwithstanding any termination of Employee’s employment, regardless if voluntary or involuntary.

(i) Remedy for Breach. Because Employee’s services are unique and because Employee has access to Employer’s Confidential Information, the parties agree that any breach or threatened breach of this Agreement will cause irreparable damage to Employer and that money damages alone would be an inadequate remedy. The parties therefore agree that, in the event of any breach or threatened breach of this Agreement, and in addition to all other rights and remedies available to it, Employer may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement pending a final decision in an arbitration conducted under Section 9 of this Agreement. Nothing contained herein shall be construed to prohibit Employer from pursuing any other remedies available to it for such actual or threatened breach, including but not limited to the recovery of money damages.

12. Indemnification. Employer agrees that if the Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of Employer or is or was serving at the request of Employer as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by Employer against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith, to the fullest extent legally permitted or authorized by Employer’s By-laws or, if greater, by the laws of the State of Delaware, as may be in effect from time to time. The rights conferred on Executive by this Section 12 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the By-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Section shall continue as to Executive after he ceases to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators. This Section 12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of Employee’s employment, regardless if voluntary or involuntary.

13. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of Employer, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Employer and its successors. It shall not be assignable by Employer or its successors except in connection with the sale or other disposition of all or substantially all of the assets or business of Employer. Employer shall require any successor to all or substantially all of the business and/or assets of Employer, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.

14. Amendment; Waiver. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by the Executive and Employer. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver will be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

15. Certain Additional Covenants.

(a) Employer represents and warrants to the Executive that to the best of its knowledge:

(i) the execution of this Agreement and the provision of all benefits and grants provided herein have been duly authorized by Employer, including action of the Board and Compensation Committee;

(ii) the execution, delivery and performance of this Agreement by Employer does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of Employer; and

(iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of Employer, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Executive represents and warrants to Employer that to the best of his knowledge:

(i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach or violate any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound; and

(ii) upon the execution, delivery and performance of this Agreement by Employer, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

16. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to Employer:

Centene Corporation

7711 Carondelet Avenue

Suite 800

St. Louis, Missouri 63105

Attn: General Counsel

If to Executive:

Michael F. Neidorff

7711 Carondelet Avenue

Suite 800

St. Louis, Missouri 63105

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(d) Employer may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, long-term incentive or other equity award agreement), plan, program, policy or practice (collectively, “Other Provision”) of Employer, the terms of this Agreement shall control over such Other Provision to the extent that the terms of this Agreement are more beneficial to the Executive.

(f) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(g) The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(h) The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

(i) Without limiting any other provision of this Agreement, and for the avoidance of doubt, it is understood and agreed that the provisions of Sections 1, 4, 5 (and the payment obligations specified therein), 11 and 12 survive termination of this Agreement and the expiration of the Term. This should not be construed or interpreted as limiting the ongoing application or survival of any other term of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Executive Employment Agreement as of the date first set forth above.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

EXECUTIVE:

Michael F. Neidorff

/S/ MICHAEL F. NEIDORFF

EMPLOYER:

Centene Corporation, a Delaware corporation

By:	/S/ ROBERT DITMORE
Robert Ditmore
Chairman of the Compensation Committee of the Board of Directors

Exhibit A

FIRST SPECIAL RSU GRANT

CENTENE CORPORATION

2003 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

WHEREAS, Michael F. Neidorff (the “Grantee”) is the President and Chief Executive Officer of Centene Corporation (the “Company”).

WHEREAS, the Grantee has been selected by the Board of Directors of the Company (the “Board”) to receive a grant of 300,000 restricted stock units (“RSUs”) representing 300,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), subject to certain restrictions.

WHEREAS, the RSUs are being granted under the Company’s 2003 Stock Incentive Plan (the “Plan”).

WHEREAS, on October 30, 2004 the Board authorized the execution of a Restricted Stock Unit Agreement in the form hereof (the “Agreement”) effective as of November 8, 2004 (the “Date of Grant”).

NOW THEREFORE, subject to the terms and conditions set forth herein:

1. GRANT OF RSUs. The Company hereby grants to the Grantee on the Date of Grant 300,000 RSUs pursuant to the terms and conditions of the Plan, which Plan is incorporated herein by reference and made a part of this Agreement. Each RSU represents the right to receive one Share. Each RSU shall vest and become non-forfeitable (“Vest”) in accordance with Section 2 below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2. VESTING.

(a) Generally. Subject to the termination of the RSUs pursuant to Section 5(c) below or the acceleration of the Vesting of the RSUs pursuant to Sections 2(b) or 5(a), (b) or (d) below, the RSUs shall Vest on November 8, 2009; provided, however, that the Board may in its sole discretion accelerate the Vesting of all or a portion of the RSUs if the Grantee achieves preestablished performance goals and such accelerated Vesting does not result in adverse tax consequences to the Grantee under Code Section 409A.

(b) Change in Control. Notwithstanding anything contained in this Agreement to the contrary, all of the RSUs shall Vest immediately upon a Change in Control. For this purpose, a “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur: (A) any Person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Grantee, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (B) individuals who, as of the Date of Grant, constitute the Board (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the Date of Grant whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

3. NO TRANSFER OR ASSIGNMENT OF RSUs; RESTRICTIONS ON SALE. Except as otherwise provided in this Agreement, the RSUs and the rights and privileges conferred thereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process until the Shares underlying the RSUs are delivered to the Grantee or his designated representative. The Grantee agrees to not to sell any Shares at any time when applicable laws or Company policies prohibit a sale. This restriction shall apply as long as the Grantee is an employee, consultant or director of the Company or a subsidiary of the Company.

4. DELIVERY OF SHARES.

(a) Issuance of Shares. To the extent the RSUs Vest, and except as otherwise provided in this Agreement or that certain Executive Employment Agreement between the Company and Grantee dated as of November 8, 2004 (the “Employment Agreement”), the Shares relating thereto shall be distributed to the Grantee on the later of (i) the January 15 following the year in which the Grantee’s employment terminates, or (ii) the date which is six (6) months after the date of the Grantee’s “separation from service”, as such term is defined in regulations or other guidance issued under Code Section 409A.

(b) Withholding Taxes. In the event that the Company determines that it is required to withhold any tax as a result of the Vesting of the RSUs or the delivery of Shares, the Grantee, as a condition to receiving the Shares underlying the RSUs, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements.

5. TERMINATION OF EMPLOYMENT.

(a) Death. On the date of Grantee’s death, the RSUs will fully and immediately Vest. If the Grantee’s death occurs prior to his 65th birthday, the Shares shall be distributed ratably in monthly installments over the period between the Grantee’s death and when he would have attained age 65. If the Grantee’s death occurs on or after his 65th birthday, the Shares shall be distributed on the January 15 following the year in which the Grantee’s employment terminates. Notwithstanding anything in the foregoing to the contrary, such distribution(s) will take place only when doing so will not result in adverse tax consequences under Code Section 409A (but in no event later than July 1 following the year in which Grantee’s employment terminates).

(b) Disability. Upon termination of the Grantee’s employment due to his Disability (as defined in the Employment Agreement), the RSUs will fully and immediately Vest, and the Shares shall be distributed on the January 15 following the year in which the Grantee’s employment terminates; provided, however, that such distribution will take place only when doing so will not result in adverse tax consequences under Code Section 409A (but in no event later than July 1 following the year in which Grantee’s employment terminates).

(c) For Cause or Without Good Reason. Upon termination of the Grantee’s employment by the Company for Cause (as defined in the Employment Agreement) or by the Grantee without Good Reason (as defined in the Employment Agreement), prior to November 8, 2009, the unvested RSUs shall be forfeited in their entirety.

(d) Without Cause or for Good Reason. Upon termination of the Grantee’s employment by the Company without Cause (other than due to death or Disability) or by the Grantee for Good Reason, five-sixths (5/6ths) of the RSUs will immediately Vest, and the remaining one-sixth (1/6th) of the RSUs will immediately Vest if, as of the date of such termination of employment, the average earnings per share for the immediately preceding two completed fiscal years of the Company was at least $1.60 (on a split-adjusted basis). Any unvested RSUs shall be forfeited.

6. LEGALITY OF INITIAL ISSUANCE. No Shares shall be issued unless and until the Company has determined that:

(a) It and the Grantee, at Company’s expense, have taken any actions required to register the Shares under the Securities Act of 1933, as amended or to perfect an exemption from the registration requirements thereof;

(b) Any applicable listing requirement of any stock exchange or other securities market on which the Common Stock is listed has been satisfied; and

(c) Any other applicable provision of state or federal law has been satisfied.

7. MISCELLANEOUS PROVISIONS.

(a) Rights as a Stockholder. Neither the Grantee nor the Grantee’s representative shall have any rights as a stockholder with respect to any Shares underlying the RSUs until the date that the Company is obligated to deliver such Shares to the Grantee or the Grantee’s representative.

(b) No Retention Rights. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employment or service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Grantee, which rights are hereby expressly reserved by each, to terminate his employment or service at any time and for any reason, with or without Cause.

(c) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he most recently provided to the Company.

(d) Entire Agreement. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

(e) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof.

(f) Plan Controls. This Agreement is subject to all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions. The Company and the Grantee agree that the Plan may be amended from time to time in accordance with the terms thereof, but no such amendment shall, without the Grantee’s consent, adversely affect the rights specifically granted the Grantee hereunder or under the Plan.

(g) Successors.

(i) This Agreement is personal to the Grantee and, except as otherwise provided in Section 3 above, shall not be assignable by the Grantee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Grantee’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon Company and its successors. It shall not be assignable except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.

(h) Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(i) Headings. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(j) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

This Agreement is executed by the Company as of this 8th day of November, 2004.

CENTENE CORPORATION

/S/ ROBERT DITMORE
By:	Robert Ditmore
Title:	Chairman of the Compensation Committee

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the RSUs granted hereunder, subject to the terms and conditions hereinabove set forth.

/S/ MICHAEL F. NEIDORFF
Michael F. Neidorff, Grantee

Date:	November 8, 2004

Exhibit B

SECOND SPECIAL RSU GRANT

CENTENE CORPORATION

2003 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

WHEREAS, Michael F. Neidorff (the “Grantee”) is the President and Chief Executive Officer of Centene Corporation (the “Company”).

WHEREAS, the Grantee has been selected by the Board of Directors of the Company (the “Board”) to receive a grant of 200,000 restricted stock units (“RSUs”) representing 200,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), subject to certain restrictions.

WHEREAS, the RSUs are being granted under the Company’s 2003 Stock Incentive Plan (the “Plan”).

WHEREAS, on October 30, 2004 the Board authorized the execution of a Restricted Stock Unit Agreement in the form hereof (the “Agreement”) effective as of November 8, 2004 (the “Date of Grant”).

NOW THEREFORE, subject to the terms and conditions set forth herein:

1. GRANT OF RSUs. The Company hereby grants to the Grantee on the Date of Grant 200,000 RSUs pursuant to the terms and conditions of the Plan, which Plan is incorporated herein by reference and made a part of this Agreement. Each RSU represents the right to receive one Share. Each RSU shall vest and become non-forfeitable (“Vest”) in accordance with Section 2 below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2. VESTING.

(a) Generally. Subject to the termination of the RSUs pursuant to Section 5(c) below or the acceleration of the Vesting of the RSUs pursuant to Sections 2(b) or 5(a), (b) or (d) below, the RSUs shall Vest in 20% increments on November 8, 2010, November 8, 2011, November 8, 2012, November 8, 2013 and November 8, 2014; provided, however, that the Board may in its sole discretion accelerate the Vesting of all or a portion of the RSUs if the Grantee achieves preestablished performance goals and such accelerated Vesting does not result in immediate taxation to the Grantee under Code Section 409A.

(b) Change in Control. Notwithstanding anything contained in this Agreement to the contrary, all of the RSUs shall Vest immediately upon a Change in Control. For this purpose, a “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur: (A) any Person (as defined in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such term is modified in sections

13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Grantee, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities; (B) individuals who, as of the Date of Grant, constitute the Board (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the Date of Grant whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board); or (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

3. NO TRANSFER OR ASSIGNMENT OF RSUs; RESTRICTIONS ON SALE. Except as otherwise provided in this Agreement, the RSUs and the rights and privileges conferred thereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process until the Shares underlying the RSUs are delivered to the Grantee or his designated representative. The Grantee agrees to not to sell any Shares at any time when applicable laws or Company policies prohibit a sale. This restriction shall apply as long as the Grantee is an employee, consultant or director of the Company or a subsidiary of the Company.

4. DELIVERY OF SHARES.

(a) Issuance of Shares. To the extent the RSUs Vest, and except as otherwise provided in this Agreement or that certain Executive Employment Agreement between the Company and Grantee dated as of November 8, 2004 (the “Employment Agreement”), the Shares relating thereto shall be distributed on the later of (i) the January 15 following the year in which the Grantee’s employment terminates, or (ii) the date which is six (6) months after the date of the Grantee’s “separation from service”, as such term is defined in regulations or other guidance issued under Code Section 409A.

(b) Withholding Taxes. In the event that the Company determines that it is required to withhold any tax as a result of the Vesting of the RSUs or the delivery of Shares, the Grantee, as a condition to receiving the Shares underlying the RSUs, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements.

5. TERMINATION OF EMPLOYMENT.

(a) Death. On the date of Grantee’s death, the RSUs will fully and immediately Vest. If the Grantee’s death occurs prior to his 65th birthday, the Shares shall be distributed ratably in monthly installments over the period between the Grantee’s death and when he would have attained age 65. If the Grantee’s death occurs on or after his 65th birthday, the Shares shall be distributed on the January 15 following the year in which the Grantee’s employment terminates. Notwithstanding anything in the foregoing to the contrary, such distribution(s) will take place only when doing so will not result in adverse tax consequences under Code Section 409A (but in no event later than July 1 following the year in which Grantee’s employment terminates).

(b) Disability. Upon termination of the Grantee’s employment due to his Disability (as defined in the Employment Agreement), the RSUs will fully and immediately Vest, and the Shares shall be distributed on the January 15 following the year in which the Grantee’s employment terminates; provided, however, that such distribution will take place only when doing so will not result in adverse tax consequences under Code Section 409A (but in no event later than July 1 following the year in which Grantee’s employment terminates).

(c) For Cause or Without Good Reason. Upon termination of the Grantee’s employment by the Company for Cause (as defined in the Employment Agreement) or by the Grantee without Good Reason (as defined in the Employment Agreement), prior to November 8, 2014, the unvested RSUs shall be forfeited in their entirety.

(d) Without Cause or for Good Reason. Upon termination of the Grantee’s employment by the Company without Cause (other than due to death or Disability) or by the Grantee for Good Reason, all unvested RSUs will immediately Vest if, as of the date of such termination of employment, the average earnings per share for the immediately preceding two completed fiscal years of the Company was at least $1.60 (on a split-adjusted basis). Any unvested RSUs shall be forfeited.

6. LEGALITY OF INITIAL ISSUANCE. No Shares shall be issued unless and until the Company has determined that:

(a) It and the Grantee, at Company’s expense, have taken any actions required to register the Shares under the Securities Act of 1933, as amended or to perfect an exemption from the registration requirements thereof;

(b) Any applicable listing requirement of any stock exchange or other securities market on which the Common Stock is listed has been satisfied; and

(c) Any other applicable provision of state or federal law has been satisfied.

7. MISCELLANEOUS PROVISIONS.

(a) Rights as a Stockholder. Neither the Grantee nor the Grantee’s representative shall have any rights as a stockholder with respect to any Shares underlying the RSUs until the date that the Company is obligated to deliver such Shares to the Grantee or the Grantee’s representative.

(b) No Retention Rights. Nothing in this Agreement shall confer upon the Grantee any right to continue in the employment or service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of the Grantee, which rights are hereby expressly reserved by each, to terminate his employment or service at any time and for any reason, with or without Cause.

(c) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he most recently provided to the Company.

(d) Entire Agreement. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

(e) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof.

(f) Plan Controls. This Agreement is subject to all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions. The Company and the Grantee agree that the Plan may be amended from time to time in accordance with the terms thereof, but no such amendment shall, without the Grantee’s consent, adversely affect the rights specifically granted the Grantee hereunder or under the Plan.

(g) Successors.

(i) This Agreement is personal to the Grantee and, except as otherwise provided in Section 3 above, shall not be assignable by the Grantee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Grantee’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon Company and its successors. It shall not be assignable except in connection with the sale or other disposition of all or substantially all the assets or business of the Company.

(h) Severability. If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(i) Headings. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(j) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

This Agreement is executed by the Company as of this 8th day of November, 2004.

CENTENE CORPORATION

/s/ ROBERT DITMORE
By:	Robert Ditmore
Title:	Chairman of the Compensation Committee

The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the RSUs granted hereunder, subject to the terms and conditions hereinabove set forth.

/s/ MICHAEL F. NEIDORFF Michael F. Neidorff, Grantee

Date:	November 8, 2004

Exhibit C

GENERAL RELEASE OF ALL CLAIMS

1. For and in consideration of the promises made in the Employment Agreement (defined below), the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his heirs, administrators, legal representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Centene Corporation (“Company”), Company’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with Company or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Executive Employment Agreement between Company and Executive, dated November 8, 2004, as amended from time to time (the “Employment Agreement”) and any claims under any stock option and restricted stock units agreements between Executive and Company) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Missouri Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims for breach of the Employment Agreement or claims or rights for severance pay, benefits, payment, indemnification and any other rights now existing or hereinafter arising under the Employment Agreement, the organization documents of Company or any other agreement providing for indemnification regardless of when any claim is filed, (b) any claims or rights under the RSU Agreements provided to Executive during his employment or any benefit plan or program of the Company and (c) any claims or rights under directors and officers liability insurance.

2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. For and in consideration of the promises made in the Employment Agreement, the adequacy of which is hereby acknowledged, Company and its subsidiaries, affiliates, and related organizations (collectively “Centene”) do hereby release, waive and forever discharge Executive, his heirs, administrators, legal representatives, executors, successors, assigns, and all other persons claiming through Executive, for any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by any of them in consequence of, arising out of, or in any way relating to Executive’s employment with Company or any of its affiliates and the termination of Executive’s employment. This release and waiver does not apply to any claims or rights that may arise after the date Company signs this General Release. The foregoing release does not apply to any acts of fraud or criminal conduct by Executive against Centene of which Centene is not aware as of the date of this General Release, or claims for breach of the Employment Agreement after the date hereof or claims or rights hereafter arising under the Employment Agreement.

4. Executive agrees never to sue Releasees, and Centene agrees never to sue Executive, in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release or as otherwise provided in this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

5. Executive acknowledges and recites that:

(a) Executive has executed this General Release knowingly and voluntarily;

(b) Executive has read and understands this General Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d) Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(e) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.

6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Missouri, except for the application of pre-emptive Federal law.

7. Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 16(b) of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

MICHAEL F. NEIDORFF

Date: November 8, 2004	/s/ MICHAEL F. NEIDORFF
Executive

CENTENE CORPORATION

Date: November 8, 2004	By:	/s/ ROBERT DITMORE
	Name:	Robert Ditmore
	Its:	Chairman of the Compensation Committee